Exhibit 99.1

New Media Announces Fourth Quarter and 2013 Annual Results

New Media Investment Group Inc. (NYSE: NEWM; “New Media” or the “Company”) today reported its financial results for the quarter and full year ended December 29, 2013.

Same Store Results

Same store results, a non-GAAP financial measure, take into account acquisitions and divestitures of the Company by adjusting prior year performance to include or exclude financial results as if the Company had owned or divested a business for the comparable period.

2013 Fourth Quarter Highlights:

•	Total Revenue of $160.4 million

•	Net Income of $955.4 million

•	As Adjusted EBITDA of $34.1 million, an increase of 11.3% on a same store basis

•	Digital Revenue of $13.4 million, an increase of 11.9% on a same store basis

•	Propel Marketing (“Propel”) contributed $2.1 million to Digital Revenue

•	Operating Expenses decreased $9.9 million, or 7.3% on a same store basis

•	Distributable Cash Flow per share of $0.90, using pro forma interest and debt amortization for the new capital structure

2013 Annual Highlights:

•	Total Revenue of $516.5 million

•	Net Income of $794.6 million

•	As Adjusted EBITDA was $79.1 million, a decrease of 11.5% on a same store basis

•	Digital Revenue of $48.6 million, an increase of 15.3% on a same store basis

•	Propel contributed $6.4 million to Digital Revenue

•	Operating Expenses decreased $15.9 million, or 3.5% on a same store basis

•	Distributable Cash Flow per share of $2.17, using pro forma interest and debt amortization for the new capital structure, and assuming a full year of results for Local Media Group

2013 Fourth Quarter and Full Year Results

($ in million except per share)
GAAP Reporting	4Q 2013	FY 2013
Revenue	$160.4	$516.5
Operating Income (Loss)	$16.5	$(73.9)
Net Income	$955.4	$794.6

Non-GAAP Reporting	4Q 2013	FY 2013
As Adjusted EBITDA	$34.1	$79.1
Distributable Cash*	$27.1	$65.2
Distributable Cash Flow per share*	$0.90	$2.17

*	Pro forma for current capital structure and owning Local Media Group for the full year.
**	For a reconciliation of Non-GAAP Reporting measures, please refer to the Non-GAAP Financial Measures Note and reconciliations below.

Michael E. Reed, Presidential & Chief Executive Officer, said, “2013 was truly a transformative year. During the year, we restructured GateHouse Media’s balance sheet, entered into a new credit facility and emerged from bankruptcy as New Media on November 26, 2013. New Media is focused on stabilizing the traditional print business, growing our digital revenue, and acquiring strategic local media businesses.

“In 2013, New Media’s digital advertising business grew 4.9% year-over-year, and the digital marketing platform, Propel, generated an incremental $5.4 million of Digital Revenue year-over-year. Furthermore, as the Company was able to generate Operating Expense savings of $26.2 million throughout the year, we were able to reinvest a portion of these cost savings into our digital growth initiatives, especially Propel.

“In 2014, we intend to focus our growth strategy around our digital platforms, while continuing to grow our audiences and stabilize our print advertising related to our traditional business. On the mergers and acquisitions front, we hope to continue to acquire strategic media assets. Most recently, on March 3, we announced the acquisition of a community newspaper group in Victorville, CA. We believe there will be many similar compelling acquisition opportunities in the future.”

Fourth Quarter 2013

New Media recorded Revenue of $160.4 million for the quarter, which represents a decline of 3.9% when compared to the prior year on a same store basis. This decline represents the lowest quarterly decrease throughout 2013.

Total Advertising Revenue declined 8.0% on a same store basis driven by Local and Classified Print Revenue, which declined 11.5% and 9.4%, respectively, on a same store basis. However, the Company experienced strong revenue performance from Propel, Commercial Print, and Digital Advertising, which increased 264.2%, 8.2%, and 1.2%, respectively from the prior year on a same store basis.

Total Expenses in the quarter of $126.3 million were down 7.3% compared to the prior year on a same store basis after adjusting for non-recurring and non-cash items.

GAAP Net Income for the quarter was $955.4 million, compared to a Net Loss of $4.6 million in the prior year. As Adjusted EBITDA for the quarter was $34.1 million, which represented an increase of 11.3% compared to the prior year on a same store basis, excluding non-cash and non-recurring expenses.

Non-recurring costs and non-cash gains related to the restructuring in the quarter netted to $949.5 million.

Full Year 2013

New Media recorded Revenue of $516.5 million in 2013, which represents a decrease of 4.8% from the prior year on a same store basis. Print Advertising declines, specifically Local and Classified Print Revenue, were the primary drivers of full year revenue declines. The local retail print declines reflect both secular pressures and a continuing uncertain economic environment for small businesses. These secular trends and economic conditions have also led to a decline in our print circulation volumes which have been offset by price increases in certain locations.

Total Advertising Revenue declined 8.8% year-over-year on a same store basis. Local and Classified Print Revenue declined 12.2% and 12.9%, respectively, on a same store basis. However, from a Total Revenue perspective, these declines were partially offset by Digital, Propel, Circulation, and Commercial Printing which were all stable to strong categories.

In 2013 we had 4.9% growth in Digital Advertising Revenue and 569.9% growth in Propel on a same store basis. Circulation Revenue decreased 0.3% and Commercial Print and Other Revenue increased 1.9% on a same store basis.

Full year 2013 Expenses declined $15.9 million or 3.5% compared to the prior year and on a same store basis. The expense declines were driven primarily by lower compensation and newsprint, which was partially offset by investments in new strategic growth initiatives.

GAAP Net Income for the year was $794.6 million, compared to a Net Loss of $29.8 million in the prior year. As Adjusted EBITDA for the year was $79.1 million, which represents a decrease of $10.2 million. This decrease was primarily due to $4.9 million of investment in new strategic growth initiatives and revenue declines that outpaced core reduction initiatives.

Non-recurring costs and non-cash gains related to the restructuring in 2013 netted to $925.3 million.

Additional Information

For additional information that management believes to be useful for investors, please refer to the presentation posted on the Investor Relations section of New Media’s website, www.newmediainv.com. For consolidated investment portfolio information, please refer to the Company’s Annual Report on Form 10-K, which will be available on the Company’s website, www.newmediainv.com.

Earnings Conference Call

New Media’s management will host a conference call on Wednesday, March 19, 2014 at 10:00 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of New Media’s website, www.newmediainv.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-877-601-8827 (from within the U.S.) or 1-918-534-8645 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Media Fourth Quarter & Full Year 2013 Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newmediainv.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available approximately two hours following the call’s completion through 11:59 P.M. Eastern Time on Wednesday, April 2, 2014 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “14325660.”

About New Media Investment Group Inc.

New Media is focused primarily on investing in a high quality, diversified portfolio of local media assets, and on growing existing advertising and digital marketing businesses. The Company is one of the largest publishers of locally based print and online media in the United States as measured by number of daily publications. The Company operates in 352 markets across 24 states. New Media’s portfolio of products, which includes 421 community publications, 350 related websites, and six yellow page directories, serves more than 130,000 business advertising accounts and reaches over 12 million people on a weekly basis.

For more information regarding New Media and to be added to our email distribution list, please visit www.newmediainv.com.

Non-GAAP Financial Measures

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because same store comparisons, Adjusted EBITDA, As Adjusted EBITDA and Distributable Cash Flow, are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

The Company had no operations until November 26, 2013 (the “Restructuring”), when it assumed control of GateHouse Media, LLC (formerly known as GateHouse Media, Inc.) (“GateHouse Media”) and Local Media Group Holdings LLC (“Local Media Group”). Due to the Restructuring and the acquisition of Local Media Group on September 3, 2013, management believes that presenting the Company’s financial results for the quarter and full year ended December 29, 2013 on an As Adjusted and same store basis (non-GAAP) provides investors and other interested persons with a more accurate comparison of the Company’s history to prior reporting periods. Such financial measures for the quarter and full year ended December 29, 2013 are not prepared in accordance with GAAP. A reconciliation of the Company’s GAAP financial results to As Adjusted and same store financial results is included with the financial schedules at the end of this release.

Adjusted EBITDA, As Adjusted EBITDA and Distributable Cash Flow

The Company defines Adjusted EBITDA as net income (loss) from continuing operations before income tax expense (benefit), interest/financing expense, depreciation and amortization and non-cash impairments. The Company defines As Adjusted EBITDA as Adjusted EBITDA before other non-cash items such as non-cash compensation, non-recurring integration and reorganization costs and Adjusted EBITDA from non-wholly owned subsidiaries. The Company defines Distributable Cash Flow as As Adjusted EBITDA less capital expenditures, cash taxes interest paid, pension payments and debt amortization.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA, As Adjusted EBITDA and Distributable Cash Flow are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. New Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on its day-to-day operations;

•	Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance; and

•	Indicators for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA, As Adjusted EBITDA and Distributable Cash Flow provide New Media with measures of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with its capital structure. These metrics measure New Media’s financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA, As Adjusted EBITDA and Distributable Cash Flow are some of the metrics used by senior management and the Board of Directors to review the financial performance of the business on a monthly basis. In addition, New Media’s management utilizes these metrics to evaluate the Company’s performance, along with other criteria, to determine the funds available for paying the quarterly dividend.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our intention to stabilize our traditional print business, grow digital revenues and pursue and complete future acquisition opportunities. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties, such as a continued declines in advertising circulation, economic conditions in the markets in which we operate, competition from other media companies, the possibility of insufficient advertising interest in our digital business, technological developments in the media sector, an ability to source acquisition opportunities with an attractive risk-adjusted return profile, inadequate diligence of acquisition targets, and difficulties integrating newly acquired businesses. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

New Media Investment Group Inc.

Investor Relations

212-479-3160

ir@newmediainv.com

Source: New Media Investment Group Inc.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	Successor	Predecessor
	Company	Company
	December 29,	December 30,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$31,811	$34,527
Restricted cash	6,477	6,467
Accounts receivable, net of allowance for doubtful accounts of $349 and $2,456 at December 29, 2013 and December 30, 2012, respectively	71,401	54,692
Inventory	7,697	6,019
Prepaid expenses	7,986	5,815
Other current assets	11,799	8,215

Total current assets	137,171	115,735
Property, plant, and equipment, net of accumulated depreciation of $5,539 and $128,208 at December 29, 2013 and December 30, 2012, respectively	270,187	116,510
Goodwill	125,911	13,742
Intangible assets, net of accumulated amortization of $1,049 and $196,878 at December 29, 2013 and December 30, 2012, respectively	145,401	218,981
Deferred financing costs, net	8,297	1,719
Other assets	2,363	2,605
Assets held for sale	623	474

Total assets	$689,953	$469,766

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Current portion of long-term liabilities	$699	$853
Current portion of long-term debt	4,312	6,648
Accounts payable	10,973	9,396
Accrued expenses	54,990	26,258
Accrued interest	828	4,665
Deferred revenue	30,620	25,217

Total current liabilities	102,422	73,037
Long-term liabilities:
Long-term debt	177,703	1,167,450
Long-term liabilities, less current portion	4,405	2,347
Derivative instruments	—	45,724
Pension and other postretirement benefit obligations	10,061	15,367

Total liabilities	294,591	1,303,925

Stockholders’ equity (deficit):
Common stock, $0.01 par value, 2,000,000,000 and 150,000,000 shares authorized at December 29, 2013 and December 30, 2012, respectively; 30,000,000 and 58,313,868 issued, and 30,000,000 and 58,077,031 outstanding at December 29, 2013 and December 30, 2012, respectively	300	568
Additional paid-in capital	387,398	831,344
Accumulated other comprehensive income (loss)	458	(52,642)
Retained earnings (accumulated deficit)	7,206	(1,610,917)
Treasury stock, at cost, 0 and 236,837 shares at December 29, 2013 and December 30, 2012, respectively	—	(310)

Total New Media stockholders’ equity (deficit)	395,362	(831,957)
Noncontrolling Interest	—	(2,202)

Total stockholders’ equity (deficit)	395,362	(834,159)

Total liabilities and stockholders’ equity (deficit)	$689,953	$469,766

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

and Comprehensive Income (Loss)

(In thousands, except share and per share data)

	Combined	Predecessor	Combined	Predecessor
	Company	Company	Company	Company
	Three months	Three months	Twelve	Twelve
	ended	ended	months ended	months ended
	December 29,	December 30,	December 29,	December 30,
	2013 (1)	2012	2013 (2)	2012
Revenues:
Advertising	$98,849	$84,871	$328,418	$330,881
Circulation	45,965	33,297	148,335	131,576
Commercial printing and other	15,536	7,225	39,768	26,097

Total revenues	160,350	125,393	516,521	488,554
Operating costs and expenses:
Operating costs	87,857	65,579	288,680	268,222
Selling, general, and administrative	44,326	37,961	165,581	145,020
Depreciation and amortization	9,614	9,882	39,997	39,888
Integration and reorganization costs	1,954	935	3,335	4,393
Impairment of long-lived assets	—	—	91,599	—
Loss on sale of assets	138	704	1,190	1,238

Operating income (loss)	16,461	10,332	(73,861)	29,793
Interest expense	6,485	14,431	75,998	57,928
Amortization of deferred financing costs	210	261	1,013	1,255
(Loss) gain on derivative instruments	—	5	14	(1,635)
Other (income) expense	(14)	(53)	991	(85)
Reorganization items, net	(957,459)	—	(947,617)	—

Income (loss) from continuing operations before income taxes	967,239	(4,312)	795,740	(27,670)
Income tax expense (benefit)	11,172	—	294	(207)

Loss from continuing operations	956,067	(4,312)	795,446	(27,463)
Loss from discontinued operations, net of income taxes	—	(247)	(1,034)	(2,340)

Net income (loss)	956,067	(4,559)	794,412	(29,803)
Net loss (income) attributable to noncontrolling interest	(657)	—	208	—

Net income (loss) attributable to New Media	955,410	(4,559)	794,620	(29,803)

Loss per share:
Basic and diluted:
Income (loss) from continuing operations attributable to New Media	$31.85	$(0.07)	$14.74	$(0.47)
Loss from discontinued operations, attributable to New Media, net of income taxes	—	(0.01)	(0.02)	(0.04)

Net income (loss) attributable to New Media	$31.85	$(0.08)	$14.72	$(0.51)
Basic weighted average shares outstanding	30,000,000	58,041,907	53,971,004	58,041,907
Diluted weighted average shares outstanding	30,000,000	58,041,907	53,971,004	58,041,907

Comprehensive income (loss)	$966,843	$(28,086)	$840,589	$(28,086)
Comprehensive income (loss) attributable to noncontrolling interest	657	—	(208)	—

Comprehensive income (loss) attributable to New Media	$966,186	$(28,086)	$840,797	$(28,086)

(1)	Includes the one month Predecessor Period ended November 6, 2013 and the two month Successor Period ended December 29th, 2013. For further discussion on the Predecessor Period and Successor Period please refer to the Company’s SEC filings.
(2)	Includes both the ten month Predecessor Period ended November 6, 2013 and the two month Successor Period ended December 29, 2013. For further discussion on the Predecessor Period and Successor Period please refer to the Company’s SEC filings.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Combined	Predecessor	Predecessor
	Company	Company	Company
	Twelve	Twelve	Twelve months
	months ended	months ended	ended
	December 29,	December 30,	January 1,
	2013 (1)	2012	2012
Cash flows from operating activities:
Net income (loss)	$794,412	$(29,803)	$(21,649)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	40,054	40,627	43,393
Amortization of deferred financing costs	1,013	1,255	1,360
Loss (gain) on derivative instrument	14	(1,635)	(913)
Non-cash compensation expense	25	95	462
Non-cash interest expense	15	—	—
Non-cash reorganization costs, net	(954,605)	—	—
Non-cash interest related to unrealized losses upon dedesignation of cash flow hedges	26,313	—	—
Loss on sale of assets	2,345	1,270	806
Pension and other postretirement benefit obligations	(1,137)	(939)	(1,859)
Impairment of long-lived assets	91,599	2,128	2,051
Goodwill impairment	—	216	385
Changes in assets and liabilities:	—
Accounts receivable, net	(2,865)	3,448	2,478
Inventory	(142)	(2)	1,714
Prepaid expenses	(1,421)	9,605	(4,977)
Other assets	(2,266)	(1,903)	(585)
Accounts payable	969	1,322	2,311
Accrued expenses	13,129	(1,789)	(1,731)
Accrued interest	4,939	1,789	71
Deferred revenue	(1,533)	(1,597)	(177)
Other long-term liabilities	(670)	(588)	(701)

Net cash provided (used in) by operating activities	10,188	23,499	22,439

Cash flows from investing activities:
Purchases of property, plant, and equipment	(5,168)	(4,687)	(3,330)
Proceeds from sale of publications, other assets and insurance	992	3,643	2,599

Net cash used in investing activities	(4,176)	(1,044)	(731)

Cash flows from financing activities:
Payment of debt issuance costs	(3,690)	—	—
Net borrowings under credit facilities	149,000	—	—
Capital contribution to Local Media	1,610	—	—
Repayments under current portion of long-term debt	(6,648)	(4,600)	(11,249)
Repayments under long-term debt	—	(2,540)	—
Payment of dividends	(149,000)	—	—

Net cash used in financing activities	(8,728)	(7,140)	(11,249)

Net increase (decrease) in cash and cash equivalents	(2,716)	15,315	10,459
Cash and cash equivalents at beginning of period	34,527	19,212	8,753

Cash and cash equivalents at end of period	$31,811	$34,527	$19,212

Supplemental disclosures on cash flow information:
Cash interest paid	$44,531	$55,976	$58,225

(1)	Includes the ten month Predecessor Period ended November 6, 2013 and the two month Successor Period ended December 29th, 2013. For further discussion on the Predecessor Period and Successor Period please refer to the Company’s SEC filings.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

As Adjusted EBITDA

(In thousands, except share and per share data)

		Predecessor		Predecessor
	Combined	Company	Combined	Company
	Three months	Three months	Twelve	Twelve
	ended	ended	months ended	months ended
	December 29,	December 30,	December 29,	December 30,
	2013	2012	2013	2012
Income (Loss) from continuing operations	$956,067	$(4,312)	$795,446	$(27,463)
Income tax (benefit) expense	11,172	—	294	(207)
(Gain) loss on derivative instruments (1)	—	5	14	(1,635)
Amortization of deferred financing costs	210	261	1,013	1,255
Interest expense	6,485	14,431	75,998	57,928
Impairment of long-lived assets	—	—	91,599	—
Depreciation and amortization	9,614	9,882	39,997	39,888

Adjusted EBITDA from continuing operations	983,548	20,267	1,004,361	69,766
Non-cash compensation and other expense	(951,587)	1,667	(929,926)	5,378
Integration and reorganization costs	1,954	935	3,335	4,393
Loss on sale of assets	138	704	1,190	1,238
As adjusted EBITDA from discontinued operations	—	(247)	123	255
Adjustment for Local Media acquisition	—	7,264	—	8,901

As Adjusted EBITDA	34,053	30,590	79,083	89,931
Interest paid	(1,132)		(44,531)
Net capital expenditures	(1,931)		(5,198)
Pension payments	(302)		(1,394)
Cash taxes	—		—
Debt amortization	—		(6,648)
Pro Forma Adjustments:
As Adjusted EBITDA from Local Media - 8 months			11,781
Interest Adjustment	(2,537)		29,743
Debt amortization Adjustment	(1,078)		2,335

Proforma Distributable Cash Flow	$27,073		$65,171

Diluted weighted average shares outstanding	30,000,000		30,000,000
Proforma Distributable Cash Flow per share	$0.90		$2.17

(1)	Non-cash loss on derivative instruments is related to interest rate swap agreements which are financing related and are excluded from Adjusted EBITDA.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Same Store Revenues

(In thousands)

		Predecessor		Predecessor
	Combined	Company	Combined	Company
	Three months	Three months	Twelve	Twelve
	ended	ended	months ended	months ended
	December 29,	December 30,	December 29,	December 30,
	2013	2012	2013	2012
Total revenues from continuing operations	$160,350	$125,393	$516,521	$488,554
Revenues adjustment for Local Media acquisition	—	41,442	—	54,053

Same Store Revenues	$160,350	$166,835	$516,521	$542,607